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Exhibit 10.4

Alberto Weisser
Chairman & Chief Executive Officer

February 1, 2008

Mr. Vicente Teixeira
Rua João de Souza Dias, 983 apt. 172
Campo Belo - CEP 04618-003
São Paulo – SP – Brazil

Dear Vicente,

On behalf of Bunge, I am very happy to confirm our offer for you to join Bunge Limited as the Chief Personnel Officer of the Company, based in White Plains, N.Y and reporting directly to me. Together with your future colleagues, I am looking forward to having you in the team leading this very important area of the Company and helping to further Bunge's growth and profitability. I know Bunge offers the environment and challenges that you are seeking and I am sure you will enjoy our group.

This letter summarizes the basic employment terms and conditions of our offer. These are:

Starting Date: March 1, 2008 or earlier if possible.

Main Responsibilities: The Chief Personnel Officer of Bunge Limited (CPO) is responsible for the coordination of all Human Resources (HR) management related activities of the company targeting to (1) ensure that we have the necessary resources to support our business and (2) improve the return on the intellectual capital of the company.

The CPO provides HR leadership for the worldwide operations of Bunge Limited. As a key member of the senior management team of Bunge, the CPO sets guidelines and policies for all HR related functions of the Company and ensures the best performance of such areas as Compensation, Training, Talent Development, People Planning, Payroll and Records, etc. Additionally, is responsible for the Communications area of the company and, as a member of the Executive Committee of Bunge Limited, the CPO contributes to decisions in other areas as they impact the organization as a whole seeking to achieve maximum growth and profitability for the entire Company.

Working with the Chief Executive Officer of Bunge and other senior managers of the Company as appropriate, other key responsibilities of the CPO include but are not limited to (1) spearheading people development and planning (2) assuring the best use of talent to fuel key business initiatives, (3) safeguarding corporate assets, (4) establishing and maintaining effective business systems to support the development and management of the Group's strategy, (5) overseeing the integrity of the Company's Personnel books and records, (6) ensuring adherence to applicable laws and regulations; (7) representing the Company in the Personnel community and with other relevant constituencies in both the public and private sectors of the economy; (8) provide and manage HR consulting services as required by business initiatives; and (9) developing and leveraging appropriate leadership, technical know-how and HR management skills capability within the Company to enable effective and on-going corporate performance and growth, and ultimately, the maximization of shareholder value.

As we are precluded from hiring you in the United States until you are granted a work permit or visa by the U.S. Government, the terms or working conditions offered to you in this position are divided in two distinct sections or time frames: One covering the initial period of your joining Bunge through the date of your transfer to the US and, two: for the subsequent period covering the employment relationship with Bunge in the US. Details of the basic conditions covering each of these periods are provided below:

PERIOD 1

Initially, as indicated above you will be hired by one of our local subsidiaries in Brazil and will perform your duties out of Sao Paulo until you are allowed to work in the US. During this period the following conditions will apply:

1.
Base Salary: Your initial base salary will be of R$50,000 per month or approximately R$666,000 per year. Your salary will be reviewed to consider relevant market rates and practices during our annual salary review process in March 2009 and annually thereafter.

2.
Annual Incentive Program: Upon your hire you will be eligible for consideration for an award under the Company's annual executive incentive program. Each year thereafter, while you remain employed by Bunge in Brazil, you will be eligible for consideration for additional awards under this program. As CPO of Bunge based in Brazil, the "target" of your annual performance incentive award will be 50% of your base salary, i.e.: approximately R$333,000 per year with a maximum upward potential of 2.5 times this amount. Note that the actual annual award will be determined based on your individual contribution during each performance year as well as company results achieved against select business metrics. Bonuses, if due, are typically paid in the first part of the year following the announcement of the financial results for the performance year and contingent upon the participant's continued employment with the Company at the time they are to be paid.

3.
Long Term Incentive Program: You will also be eligible for consideration for awards under the Company's equity incentive program. The value of this award is established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge's peer companies and other factors which impact the business. Awards are typically granted in the form of options and/or performance-based share units during the first quarter of each year.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the Annual Incentive Program as well as those of the Long-Term Incentive Program may be periodically revised or altered to reflect changing industry or business conditions. Should changes occur you will receive appropriate notice.

Based on the above conditions, your overall annual cash compensation target, exclusive of benefits, will be R$1,000,000. However, it has an upside potential of more than R$1,500,000 depending on management's assessment of your individual contribution and on the results achieved by the overall Company. Potentially, should the value of the 2008 equity award that you receive be realized this opportunity will then exceed R$2,600,000. We, of course, expect that with the benefit of your contribution and dedication this value will be generously surpassed.

In addition to the standard, legally mandated benefits provided under the Brazilian legislation, Bunge also offers a competitive package of employee benefits in Brazil. These will also be extended to you during the period of employment with the Company in Brazil. For your information, listed below in summary format are some key features of our most significant benefits offered. Please note that, depending on business conditions and competitive environment, the Company reserves the right to change these benefits at any time without a retroactive impact on you. Should you need clarification on any specific item, please contact me and/or Marisa Thurler, HR Director for Bunge Fertilizantes in Brazil. Additional information will be sent to you automatically upon acceptance of this offer.

[Cautionary Note: This table has been translated into English from the original Portuguese language version for purposes of disclosure only.]

BENEFITS

CAR:
Car payment allowance Car maintenance allowance	R$159,000.00 renewable after 3 years. Upon renewal, there will be a 40% decrease in the allowance R$12,700.00 per semester (payable in March and September)
MEDICAL COVERAGE
VIP Standard Provider choice: - Low risk services - High risk services Annual Checkup	National providers network (1st class hospitals in São Paulo). E.g., Sírio Libanês, Albert Einstein, Oswaldo Cruz, Santa Catarina, São Luis, 9 de Julho, Laboratório Fleury.
Monthly cost: R$85.00 per person
Co-pay: 20% for doctor visit, emergency room services, and exams that cost no more than R$29.47

60% reimbursement (doctor visit, exams, ER, hospital care)
80% reimbursement (inpatient procedures, surgery)
Sírio Libanês Hospital
DENTAL INSURANCE
VIP Standard - provider choice	National providers network and up to 70% reimbursement up to R$300.00 per person per year
SUPPLEMENTAL RETIREMENT PLAN
BungePrev Employee contribution Standard employer contribution Variable employer contribution	Administered by the employer Up to 6% of employee salary - limited to R$995.41 per month 1.5 times employee contribution up to .5 times employee contribution
LIFE INSURANCE
Death / permanent disability Accidental death Spouse's death	30 times employee salary, up to R$600,000.00 60 times employee salary, up to R$1,200,000.00 15 times employee salary, up to R$100,000.00
PRESCRIPTION PLAN
National providers network and up to 70% reimbursement, limited to R$300.00 per person per year
PARKING
Free parking at workplace
MEAL ALLOWANCE
Debit card	R$17.00 per day (22 days per month = R$374.00 per month). Employee pays for 20% of the meal cost (up to R$74.80 per month)

PERIOD 2

We expect you to relocate to the New York metropolitan area to assume your position in our White Plains office within 30 days of your US work permit/visa being issued by the US government authorities. When this happens, your employment with Bunge in Brazil will be terminated and you will enter Bunge's US payroll under the following terms and conditions:

1.
Base Salary: Your initial base salary will be US$375,000 per annum payable in 24 installments per year. Your salary will be reviewed to consider relevant market rates and practices during our annual salary review process in March 2009 and annually thereafter.

2.
Annual Incentive Program: As CPO of Bunge Ltd based in the US the "target" of your annual performance incentive award will be raised to 75% of your base salary or approximately US$282,000. The maximum upward potential will continue to be 2.5 times the targeted amount. However, as before, the actual amount paid will continue to be based on a combination of management's assessment of your contribution and the company results for the period under consideration.

3.
Long Term Incentive Program. You will continue to be eligible for consideration for awards under the Company's Equity Incentive Program when you join Bunge Ltd. in the US. The value of the award will continue to be established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge's peer companies and other factors which impact the business. As mentioned, awards are typically granted in the form of options and/or performance-based share units during the first quarter of each year.

Again, keep in mind that the target amounts as well as the metrics, pay-out formulas and conditions of both the US Annual Incentive Program as well as those of the Company's Long-Term Incentive Program, may be periodically revised or altered by Bunge's management to reflect changing environmental or business conditions. Should changes occur, they will have no retroactive impact and you will receive appropriate notice.

Bunge also offers a very competitive package of employee benefits in the US. For your information, listed below in summary format are some key features of our most significant benefits. Again you should be reminded that, depending on business conditions and competitive environment, the Company reserves the right to change these benefits at any time without a retroactive impact on you. Should you need clarification on any specific item, please contact me and/or Tom Albert. Additional information will be sent to you automatically upon acceptance of this offer.

  a.
  Group Medical Coverage:

    •
    Becomes effective on your date of hire.
    •
    Covers all pre-existing conditions.
    •
    Offers a national PPO administered by UnitedHealthcare or by BlueCross/BlueShield.
    •
    The monthly cost of this program for 2008 is approximately $95 for single coverage, $190 for the employee plus one family member and $245 for family coverage with deductions taken on a pre-tax basis.

  b.
  Dental Insurance

    •
    Offered by Delta Dental. Becomes effective on your date of hire.
    •
    The monthly cost of this program for 2008 is approximately $6.40 for single coverage, $12.75 for the employee plus one family member and $17.70 for family coverage with deductions also taken on a pre-tax basis.

  c.
  Vision

    •
    Offered by Vision Service Plan Insurance Plan (VSP). Becomes effective on your date of hire.
    •
    The monthly cost of this program for 2008 is approximately $7.26 for single coverage, $11.10 for the employee plus one family member and $17.86 for family coverage with deductions also taken on a pre-tax basis.

  d.
  Life Insurance & AD&D:

    •
    Becomes effective on your date of hire.
    •
    This plan is provided at no cost to you.
    •
    The benefit is two times your annual base salary.

  e.
  Short Term Disability (STD):

    •
    You are eligible to enroll on your date of hire.
    •
    This program provides disability pay for illnesses or disabilities incurred off the job.
    •
    You may elect to obtain coverage paying for the premium on a pre-tax basis (in which case benefits paid will be considered taxable income) or on an after-tax basis (in which case benefits, if paid, will not be taxable).
    •
    The duration of this benefit is up to 26 weeks based on the length of your service.

  f.
  Long Term Disability (LTD):

    •
    Becomes effective on date of hire.
    •
    The plan is provided at no cost to you.
    •
    When eligible, benefits under this plan will begin after your 26th week of disability.

  g.
  Bunge Savings Plan (401 (k) Plan):

    •
    You are eligible to participate in this plan upon employment with the Company.
    •
    Based on the present provisions you may contribute between 1% and 50% (in 1% Increments) of your base pay per year on a pre-tax basis – for 2008 these contributions are capped at $15,500.
    •
    Currently, the Company will match $1 for every pre-tax dollar you contribute to the Plan up to 3% of your salary and .5% on contributions made on the next 2% of your salary. Both the company and your individual contributions are immediately vested.
    •
    You may direct your investments in any combination of the funds offered.
    •
    In-service and hardship withdrawal loan provision as well as loan options are available.

  h.
  Vacation: You are eligible for four weeks of vacation per year.

  i.
  Holidays: The following holidays are currently recognized by the Company:

New Years Day	Labor Day	Presidents Day
Good Friday	Independence Day	Memorial Day
Thanksgiving Day	Day after Thanksgiving	Christmas Day

    Employees hired before June 1st of any year are eligible for one optional holiday in that year. Employees hired on or after June 1st are not eligible for any optional holidays until the next calendar year. All other employees are eligible for two optional days in each calendar year.

  j.
  Pension Program: Currently, Bunge also offers a defined benefit pension program. Overall, the program offers a benefit equal to 1% of your final average earnings (of the highest 5 consecutive years) per year of service plus .5% of the amount by which these earnings exceed career average social security wage basis. As a U.S. based member of the Executive Committee of Bunge your "earnings" for purposes of the SERP are calculated based on your salary earned plus 100% of the annual bonus actually earned.

All benefit programs are revised periodically to reflect an appropriate degree of competitiveness. Overall, we target to position our programs at the 50th percentile of our peer group which is made up of select public companies. Should changes occur to any of our programs, you will receive appropriate notice.

While we consider the compensation scheme offered to you to be appropriate, we also realize the impact that your move from Dow Chemical to Bunge will have on several aspects of your life, especially until you are fully established in your new residence in the New York metropolitan area. For this reason, the following transition considerations are included in our offer:

  1.
  2008 Annual Bonus: In order to minimize any potentially adverse financial impact caused by your joining Bunge during the middle of the year, the minimum 2008 performance bonus is guaranteed at the established target levels (see item 2 on page 2 for conditions).

  2.
  2008 Long Term Incentive: Upon joining Bunge in Brazil, you will receive an equity award in the form of performance-based restricted share units and non-qualified stock options valued (based on the Black-Sholes methodology) on February 29, 2008 or on your first day of employment, whichever is later, at US$450,000.

  3.
  Transfer Expenses: You will be eligible for Bunge's executive relocation program. Under this program, Bunge will pay for all reasonable and customary expenses incurred on your transfer to the White Plains/NY area. These, for example, include the shipping and insurance costs for an air shipment of up to 800 lbs. net of personal effects, and a surface shipment of personal and household effects from Sao Paulo, Brazil to NY/White Plains, USA, provided shipping occurs within 60 days of your joining Bunge in the US. In due course you will be contacted by Executive Relocation to coordinate this process. Please note that, typically, we do not cover the insurance costs of unusual/unique antiques, artwork, jewelry and collectibles. If you have any such items please let me know.

  4.
  Home Disposition and Purchase: Our relocation program also covers costs associated with lease or purchase of a new residence in the general area of White Plains, N.Y., including payment of up to 2 points on a mortgage loan. Bunge will also pay or reimburse you for temporary living accommodations in the general White Plains/NY area until you are able to move to new permanent housing. We generally expect transfers to be completed in approximately 60 days from your hiring date at which point we typically will discontinue providing transferees with temporary housing facilities. You should coordinate your temporary housing arrangements directly with Tom Albert, Director of HR in our White Plains Office (914-684 3465).

  5.
  Relocation Allowance: Please note that the payment or reimbursement of certain relocation expenses may be considered taxable income to you. In lieu of grossing up these expenses to yield an equivalent net amount to you, Bunge will pay you 3 months of your new base salary (also taxable income to you) at the time of your transfer. Any FGTS penalties paid upon your termination by Bunge in Brazil will be deducted from this amount.

  6.
  Special Transfer Incentive: Upon your transfer to the US you will receive an equity award in the form of time-based restricted share units valued then at US$150,000

  7.
  Joining Considerations: Recognizing that your move will cause you to forego certain benefits as well as to forfeit certain unvested options and restricted shares earned at your present job and also as an inducement for you to join Bunge, subject to your continued employment with the Company at the time each payment is to be made, we will:

  •
  Provide five years of additional credited service for retirement and pension purposes which will be earned during your first seven years of service with Bunge in the US, specifically they will accrue on years 1, 3, 4, 6 and 7.

  •
  Grant you at the time that you are hired 14,000 time-based restricted stock units of Bunge which will vest at the rate of 25% per year on each of the first four anniversaries of your hiring date by Bunge.

  •
  Pay you a hiring bonus of US$250,000 gross in two separate payments as follows: US$150,000 immediately after you begin working for Bunge; and (2) US$100,000 upon your transfer to the US.

Our offer also includes a severance protection if termination occurs for reasons other than by cause. In essence, if after you join Bunge your employment is terminated by the Company under circumstances that would typically call for severance pay benefits, you will vest on all unvested time-based restricted stock units mentioned on bullet 2 of item 7 above and in addition, you will receive (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge) the higher of:

  (a)
  the standard severance benefits of the Company (inclusive of all legally mandated amounts) as they may exist at that time, or

  (b)
  a payment equivalent to 12 months of your then prevailing base salary plus target bonus. If the termination is not due to performance, you will also receive a prorated portion of your annual bonus calculated at target level.

Our offer is based on your representation that you are not subject to any restrictive covenants with any present and/or former employers and it is also based on the understanding that your employment with Bunge is at will. Also based on Company policy, the offer is contingent upon (1) the successful completion of a drug test before the start date of your job, and (2) receipt of documents showing that you are legally eligible to work in the United States.

You are reminded that our agreement includes your promise that:

  (i)
  you shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; Personnel records; or other Personnel, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

  (iii)
  For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge Limited in writing;

  (iv)
  For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof;

  (v)
  Following the termination of your employment, you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company. [The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities]. The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. In this manner, any litigation or other proceeding commenced by either party to this agreement for the purpose, in whole or in part, of enforcing the agreement or the parties' respective rights or obligations hereunder shall be commenced in the federal or state courts of New York.

You promise that except as required by law or unless you have obtained the appropriate written consent of a Company officer, you will not disclose to any person or entity (other than your legal or Personnel advisors or members of your immediate family, who agree to keep this information strictly confidential) the terms and conditions of this offer.

Vicente, together with the other members of the Bunge team whom you have met during this process I am delighted with the prospect of your joining us. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. I would appreciate it if you would return a signed copy to me by February 15, 2008. If you have any questions do not hesitate to call Flavio or me.

I am looking forward to having you here in White Plains.

/s/ ALBERTO WEISSER Alberto Weisser Chairman and Chief Executive Officer
In agreement:
/s/ VICENTE TEIXEIRA Vicente Teixeira
Date:

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  Exhibit 10.4